Schedule 13 G



Item 1    (a)  ATC Group Services, Inc.
          (b)  104 East 25th Street 10th Floor
               New York, NY  10010


Item 2    (a)  Corbyn Investment Management, Inc., et al.
          (b)  Suite 108
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Common Stock
          (e)  002067106


Item 3    (h)  The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  1,034,199
          (b)  13.28%
          (c)  (i) Sole power to vote or direct the vote of all 1,034,199 shares
               (iii) Sole power to dispose of or direct the disposition of all 1,034,199 shares

Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    (a)  The group consists of an Investment Adviser registered under
               Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9    N/A

                               Schedule 13 G




Item 1    (a)  ATC Group Services, Inc.
          (b)  104 East 25th Street, 10th Floor
               New York, NY  10010


Item 2    (a)  Corbyn Investment Management, Inc.
          (b)  Suite 108
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Common Stock
          (e)  002067106


Item 3    (e)  The filer is an Investment Adviser registered under Section
               203 of the Investment Advisers Act of 1940.


Item 4    (a)  698,325
          (b)  8.97%
          (c)  (i) Sole power to vote or direct the vote of all 698,325 shares
               (iii) Sole power to dispose of or direct the disposition of all 698,325 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A

                               Schedule 13 G




Item 1    (a)  ATC Group Services, Inc.
          (b)  104 East 25th Street, 10th Floor
               New York, NY  10010


Item 2    (a)  Greenspring Fund, Inc.
          (b)  Suite 110
               2330 W. Joppa Road
               Lutherville, Maryland  21093
          (c)  Incorporated in the State of Maryland
          (d)  Common Stock
          (e)  002067106


Item 3    (d)  The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  335,874
          (b)  4.31%
          (c)  (i) Sole power to vote or direct the vote of all 335,874 shares
               (iii) Sole power to dispose of or direct the disposition of all 335,874 shares


Item 5    N/A


Item 6    N/A


Item 7    N/A


Item 8    N/A


Item 9    N/A


Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date:  February 14, 1997





Signature:  Charles vK. Carlson, President




Name/Title: Charles vK. Carlson, President

CUSIP No.  002067106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                 (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    1,034,199

6.  Shared Voting Power

7.  Sole Dispositive Power
    1,034,199

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    1,034,199

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    13.28%

12. Type Of Reporting Person
    00- Group Consisting of IA and IV

CUSIP No.  002067106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

    Corbyn Investment Management, Inc.
    52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

    Suite 108  2330 W. Joppa Rd.
    Lutherville, MD  21093

Number Of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    698,325

6.  Shared Voting Power

7.  Sole Dispositive Power
    698,325

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    698,325

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    8.97%

12. Type Of Reporting Person
    IA

CUSIP No.  002067106     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of Shares Beneficially Owned By Each Reporting Person With

5.  Sole Voting Power
    335,874

6.  Shared Voting Power

7.  Sole Dispositive Power
    335,874

8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
    335,874

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares [ ]

11. Percent Of Class Represented By Amount In Row 9
    4.31%

12. Type Of Reporting Person
     IV